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FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

AUBURN HILLS, MICHIGAN, JUNE 18, 2002 -- The following Management Report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         With this Management Report, I want to update you on Champion's outlook and our view of industry conditions.

Champion Outlook

         Increasingly, through May and early June, it has become apparent that Champion and the industry are in for another tough year. As a result of continued tightening of consumer financing and the changeover of wholesale (floor plan) financing, it appears that industry wholesale shipments could drop even more than the 4% we projected in our most recent industry forecast. As a result, our earnings outlook for the remainder of 2002 no longer meets our earlier estimates and we are now taking further actions to align our capacity with these lower expectations.

         This year's seasonal upturn has been weak, resulting in a larger loss than we previously anticipated. We now estimate a loss for the second quarter in the range of $0.17 to $0.21 per diluted share, excluding gains of $0.07 per diluted share for debt retirement and charges of $0.06 per diluted share for costs to close retail locations and to consolidate a manufacturing plant. These closing costs, which include non-cash fixed asset impairment charges, relate to our current decision to close 33 retail stores throughout the country and to consolidate a homebuilding facility. For the quarter, revenues are estimated to be in the range of $355 million to $365 million and EBITDA in the range of $500,000 to $3.5 million. This EBITDA forecast excludes the following pretax items: $5.9 million for gains from debt retirement; $5.0 million for closing-related costs, including $1.9 million for non-cash fixed asset impairment charges; and $2.6 million of losses at the locations to be closed or consolidated.

         In the same quarter a year ago, we had revenues of $428 million and earnings of $0.02 per diluted share, excluding non-cash fixed asset impairment charges of $0.01 per diluted share. EBITDA was $19.3 million, excluding $2.8 million for losses at closed retail locations and non-cash fixed asset impairment charges.


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         We continue to manage the business for cash and keep capacity aligned with demand, just as we've done since the down cycle began. We're keeping tight controls over capital expenditures and working capital. At May month end, cash and cash equivalents totaled $77 million, excluding $35 million in restricted cash for letter of credit collateralization. We had $13 million of floor plan liability outstanding. Since the beginning of the year, we have retired $58 million of floor plan debt and believe we could reborrow a substantial portion of this amount from existing floor plan lenders or other sources. The closing of the retail stores and the consolidating of the manufacturing plant are estimated to improve cash by over $12 million during the next nine months.

         Our practice of deferring payment of retailer volume discounts until after homes are sold to consumers has impacted our performance positively and negatively. This practice differs from many of our competitors who pay discounts shortly after the homes are purchased for inventory. By incentivizing retailers to sell homes, we have improved their inventory turns, limited our risks associated with financially weaker retailers and mitigated our wholesale repurchase loss exposure. We have lost some wholesale market share, but still believe that this policy is the right one for us and the industry. May 2002 year-to-date wholesale repurchase losses were $500,000 compared to $3.3 million for the same period in 2001.

         Our recent capital structure improvements materially strengthen our ability to work through the remaining industry challenges. By now, we thought we'd be in a growth mode, particularly when industry wholesale shipment comparisons turned positive in last year's fourth quarter. Currently, we feel it is necessary to remain fiscally conservative until the industry demonstrates consistent year-over-year improvements.

         Retail customer traffic levels remain slightly ahead of a year ago, but financing approval rates are lower due to the tight credit standards now maintained by lenders. We're encouraged that our independent retailer distribution channel is getting stronger. We now have 600 independent retail locations that are members of our Champion Home Center (CHC) distribution network, up 27% already this year. These retailers benefit from the programs offered exclusively to CHCs, including consumer retail financing through HomePride, our new finance company.

         The startup of HomePride has been smooth. Going after quality not quantity, our ramp up has been slower than originally planned. That's okay, because doing it right is much better than doing it too quickly and we are sticking to our strategy of high quality customers. We're benefiting from CIT's technologically advanced systems and are processing almost all loan applications over the Internet.

         With continued weakness in the traditional manufactured housing market, we're very pleased by the growth in our modular housing business. Sales of these homes, which are built to local building codes as opposed to the Federal HUD code, now represent 6.5% of our production, up from 4.5% a year earlier. The number of these homes sold has grown by 30% through the first five months of 2002.



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Industry View

         The industry has many indications that it has stabilized and growth is on the way. Despite the tight consumer financing and dropping inventories, industry wholesale shipments for the first four months are essentially flat compared to the prior year. Consumer traffic is slightly better than a year ago. Delinquencies and repossessions from the public finance companies appear to be finally peaking and even dropping! Inventory levels, while shrinking, have very little more to decline. It is only a matter of when the industry begins to show positive year-over-year comparisons.

         It's been almost three years since this down cycle began. We are disappointed that the positive signs we saw in the fourth and first quarters have been disrupted despite the tremendous progress made by the industry. While we believe that the worst of the industry correction is behind us, unfortunately some further fallout remains. In the end, Champion will be there as a strong, vertically integrated housing company. We appreciate your trust and patience as we continue to position the company for long-term growth.


         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. Following the closings and consolidation announced today, the company will operate 46 homebuilding facilities in 16 states and two western Canadian provinces and 181 retail locations in 27 states. Independent retailers, including 600 Champion Home Center locations, and approximately 400 builders and developers also sell Champion-built homes. The company also provides financing for retail purchasers of its homes. Further information can be found at the company's website, www.championhomes.net.

         This Management Report contains certain statements, including statements regarding industry forecasts and assessments, earnings, revenue and EBITDA estimates and expected future results, cash flow improvements, and growth opportunities, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this Management Report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.